As filed with the Securities and Exchange Commission on June 30, 2015

811-_______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

               The  undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Cushing MLP Infrastructure Master Fund

Address of Principal Business Office:
8117 Preston Road, Suite 440
Dallas, Texas  75225

Telephone Number:

(214) 692-6334

Name and address of agent for service of process:

Jerry V. Swank
Cushing Asset Management, LP
8117 Preston Road, Suite 440
Dallas, Texas  75225

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES [ X ]      NO [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas in the State of Texas on the 30th day of June, 2015.

CUSHING MLP INFRASTRUCTURE MASTER FUND

By:	/s/ Jerry V. Swank
Jerry V. Swank
Trustee, Chief Executive Officer

Attest:	/s/ Barry Y. Greenberg
Barry Y. Greenberg
Secretary